Exhibit (m)
FEDERAL LIFE TRUST
FORM OF DEFENSIVE DISTRIBUTION PLAN
Adopted: [July 21, 2008]
1. This Defensive Distribution and Service Plan (the “Plan”), when effective in accordance with its terms, shall be the written plan contemplated by Rule 12b-1 under the Investment Company Act of 1940 (the “Act”) of the portfolios set forth in Exhibit A attached hereto, as it may be amended from time to time (each, a “Portfolio” and collectively, the “Portfolios”), each a series of shares of Federal Life Trust (the “Trust”).
2. It is recognized that FLC Investment Management Company, LLC (the “Adviser”) may use its revenues, including management fees paid to the Adviser by a Portfolio, as well as its past profits or its resources from any other source, to make payment to third parties with respect to any expenses incurred in connection with shares of beneficial interest in a Portfolio (“Shares”), including expenses of printing and distributing any prospectuses, reports and other literature used by the Portfolio, advertising, and other promotional activities in connection with the offering of Shares of the Portfolio for sale to the public.
3. The Adviser directly, or through third parties, may provide or make payments to insurance companies, securities dealers, banks and other third parties who engage in the sale of Shares or who render shareholder support services, including but not limited to providing office space, equipment and telephone facilities, answering routine inquiries regarding a Portfolio, processing shareholder transactions and providing such other shareholder services as the Trust may reasonably request.
4. The Portfolios will not make separate payments as a result of this Plan to the Adviser or any other party, it being recognized that each Portfolio presently pays, and will continue to pay, a management fee to the Adviser. To the extent that any payments made by a Portfolio to the Adviser, including payment of management fees, should be deemed to be indirect financing of any activity primarily intended to result in the sale of Shares of the Portfolio within the context of Rule 12b-1 under the Act, then such payments shall be deemed to be authorized by this Plan.
5. This Plan became effective with respect to a Portfolio upon the (a) approval by a vote of a majority of the Trustees of the Trust, including a majority of Trustees who are not “interested persons” of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (the “Independent Trustees”), cast at a meeting called for the purpose of voting on this Plan; and (b) approval by a vote of at least a “majority of the outstanding voting securities” of the Portfolio (as defined in the Act).
6. This Plan shall, unless terminated as hereinafter provided, remain in effect until [________, 2009], and from year to year thereafter, provided, however, that such continuance is subject to approval annually by a vote of a majority of the Trustees of the Trust, including a majority of the Independent Trustees, cast at a meeting called for the purpose of voting on this Plan.
7. This Plan may be amended with respect to the Portfolios at any time by the Board of Trustees, provided that: any material amendment of this Plan, including any amendment to authorize direct payments by a Portfolio to finance any activity primarily intended to result in the sale of Shares of the Portfolio, or to increase materially the amount spent by the Portfolio for distribution, shall be effective only upon approval by a vote of a majority of the Trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan and, to the extent required by law, upon approval by a vote of a majority of the outstanding voting securities of the Portfolio affected by the matter.
8. This Plan may be terminated with respect to a Portfolio at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of that Portfolio.
9. During the existence of this Plan, the Trust shall require the Adviser to provide the Trust, for review by the Trust’s Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended, directly or indirectly, in connection with financing any activity primarily intended to result in the sale of Shares of each Portfolio covered by this Plan (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made. If no amounts are expended, then no such report need be provided or reviewed.
10. This Plan does not require the Adviser to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of Shares of the Portfolios.
11. While the Plan is in effect, the Board of Trustees will comply with the fund governance standards that are prerequisites to the use of Rule 12b-1 under Rule 0-1(a)(7) of the Act, as in effect from time to time, and of any successor provision or provisions thereto.
12. Consistent with the limitation of shareholder liability as set forth in the Trust’s Declaration of Trust or other organizational document, any obligations assumed by a Portfolio pursuant to this Plan and any agreements related to this Plan shall be limited in all cases to that Portfolio, respectively, and its assets, and shall not constitute obligations of any other series of the Trust.
13. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.
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Exhibit A
FUNDS
Federal Life Fixed Income Portfolio
Federal Life Equity Portfolio

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